UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2011

ADVANCED LIFE SCIENCES HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51436	30-0296543
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1440 Davey Road Woodridge, Illinois	60517
(Address of principal executive offices)	(Zip Code)

(630) 739-6744

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

In January 2011, Advanced Life Sciences Holdings, Inc. (the “Company”) entered into an Investment Agreement (the “Investment Agreement”), with Dutchess Opportunity Fund, II, LP (“Dutchess”), for the sale of up to $5.0 million of shares of the Company’s common stock over a two-year commitment period. Under the terms of the Investment Agreement, the Company may from time to time, in its discretion, sell newly-issued shares of its common stock to Dutchess at 95% of a recent average market price at the time of such issuance.  As previously disclosed in its Form 8-K filed on February 23, 2011, the Company had issued 17,939,390 shares  to Dutchess as of February 17, 2011, and received $270,000 in proceeds through the usage of the Investment Agreement.

Between February 24, 2011 and March 11, 2011, the Company issued an additional 23,361,640 shares to Dutchess, which represents 10.15% of the shares outstanding as of the date of the Company’s latest quarterly report on Form 10-Q filed on November 12, 2010.  Sales made on March 11, 2011, caused the Company to exceed the 5% threshold that triggers the reporting  requirement of this item. As a result of these issuances, the Company has received $323,000 in proceeds through the usage of the Investment Agreement. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the  Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED LIFE SCIENCES HOLDINGS, INC.

Dated: March 17, 2011	By:	/s/ Michael T. Flavin
	Name:	Michael T. Flavin, Ph.D.
	Title:	Chairman and Chief Executive Officer